Exhibit 4.1

THE GAP, INC.

2002 STOCK OPTION PLAN

(As Amended and Restated Effective as of December 13, 2002)

THE GAP, INC., having adopted the 2002 Stock Option Plan (formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program”) (the “Plan”) effective as of January 1, 1999, and having amended the Plan on one subsequent occasion, hereby amends and restates the Plan in its entirety, effective as of December 13, 2002, as follows:

SECTION 1

BACKGROUND AND EFFECTIVE DATE

1.1 Background and Effective Date. The Plan became effective as of January 1, 1999. This amended and restated Plan is effective as of December 13, 2002. The Company’s 1999 Stock Option Plan merged into the Plan effective as of December 13, 2002. The Plan is intended to increase incentive and to encourage Share ownership on the part of eligible non-officer regular employees of the Company and its Affiliates by providing limited grants of nonqualified stock options to such employees. The Plan also is intended to further the growth and profitability of the Company.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) that the Committee (in its discretion) determines to be controlling, controlled by, or under common control with the Company.

2.2 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.4 “Company” means The Gap, Inc., a Delaware corporation, or any successor thereto.

2.5 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan. As of the effective date of the Plan, the Plan shall be administered by the Compensation and Stock Option Committee of the Board.

2.6 “Disability” means a permanent and total disability as determined by the Committee in accordance with uniform and non-discriminatory standards adopted by the Committee (in its discretion) from time to time.

2.7 “Eligible Employee” means an Employee who, as of the Grant Date, is not an Officer of the Company.

2.8 “Employee” means any regular full-time or part-time employee of the Company or of any designated Affiliate. The Committee, in its sole discretion, shall determine which Affiliates shall be designated for purposes of this Section 2.8.

2.9 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.10 “Fair Market Value” means the fair market value of a share on the relevant date, as determined by the Committee in good faith. Notwithstanding the preceding, for federal, state, and local income tax purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted from time to time.

2.11 “Grant Date” means, with respect to an Option, the date that the Option is granted.

2.12 “Incentive Stock Option” means an option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.13 “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.14 “Officer” means any Employee of the Company who is at least one of the following: (a) an officer of the Corporation, (b) an officer of an Affiliate, or (c) a member of the Board.

2.15 “Option” means a Nonqualified Stock Option.

2.16 “Option Agreement” means the written agreement setting forth the terms and provisions applicable to each Option granted under the Plan. The Committee, in its discretion, shall determine the form of each Option Agreement and any conditions that must be satisfied in order for each Option Agreement to be effective.

2.17 “Participant” means an Eligible Employee who has an outstanding Option.

2.18 “Plan” means The Gap, Inc. 2002 Stock Option Plan, as set forth in this instrument and as hereafter amended from time to time.

2.19 “Retirement” means a Termination of Employment by reason of the Participant’s retirement at or after his or her normal retirement date under GapShare (the Company’s “401(k)” plan), or any successor plan.

2.20 “Shares” means the shares of the Company’s common stock, $0.05 par value.

2.21 “Termination of Employment” means a cessation of the employee-employer relationship between a Participant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous (a) reemployment of the Participant by the Company or an Affiliate, or (b) with respect to Options granted on or after December 13, 2002, engagement of the consulting services of the Participant by the Company or an Affiliate; provided, however, that the Participant will be deemed to have incurred a Termination of Employment upon the cessation of such service relationship between the Participant and the Company or Affiliate.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) prescribe the terms and conditions of the Options, (b) interpret the Plan and the Options, (c) adopt such sub-plans or rules as may be necessary or appropriate to permit participation in the Plan by Eligible Employees who are not United States citizens or residents, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rule.

3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors or Officers of the Company.

3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed 78,500,000. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 Lapsed Options. If an Option terminates, expires, or lapses for any reason, any Shares subject to such Option shall again be available to be the subject of another Option.

4.3 Adjustments in Options and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Options, and the maximum number of Shares which may be granted to an Eligible Employee within one (1) fiscal year of the Company, in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Options. Notwithstanding the preceding, the number of Shares subject to any Option always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Employees. The Committee, in its sole discretion shall determine which Eligible Employees, if any, are granted Options under the Plan, and shall determine the number of Shares subject to each such Option. The Committee, in its sole discretion, shall determine the Grant Date for each Option.

5.2 Option Agreement. Each Option shall be evidenced by an Option Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to the exercise of the Option and such other terms and conditions as the Committee, in its discretion, shall determine. The Option Agreement shall specify that the Option is intended to be a Nonqualified Stock Option.

5.3 Exercise Price. The Exercise Price for each Option shall be determined by the Committee in its sole discretion; provided, however, that the Exercise Price shall not be less than twenty-five percent (25%) of the Fair Market Value of a Share on the Grant Date.

5.4 Expiration of Options. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Option Agreement; or

(b) The expiration of ten (10) years from the Grant Date; or

(c) The expiration of three (3) months from the date of the Participant’s Termination of Employment for a reason other than the Participant’s death or Retirement; or

(d) The expiration of one (1) year from the date of the Participant’s Termination of Employment by reason of Retirement or death.

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion.

5.6 Payment. Options shall be exercised by the Participant’s delivery of a notice of exercise to the Secretary of the Company (or its designee) setting forth the number of Shares with respect to which the Option is to be exercised, and accompanied by full payment for the Shares. The form of the notice of exercise shall be determined in the discretion of the Secretary of the Company (or its designee). Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full (in United States dollars) in cash or its equivalent. The Secretary of the Company (or its designee), in its sole discretion, also may permit exercise by a “same day sale” using a broker or brokers approved in advance by the Secretary of the Company (or its designee) for such an arrangement. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

SECTION 6

MISCELLANEOUS

6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only.

6.2 Indemnification. The Committee, its delegates (if any) and each person who is or shall have been a member of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Option Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.3 Successors. All obligations of the Company under the Plan, with respect to Options granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.4 Beneficiary Designations. If permitted in the discretion of the Secretary of the Company (or its designee), a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Option shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Secretary of the Company (or its designee). In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Option Agreement, any unexercised vested Option may be exercised by the administrator or executor of the Participant’s estate.

6.5 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.4. All rights with respect to an Option granted to a Participant shall be available during his or her lifetime only to the Participant.

6.6 No Rights as Stockholder. No Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Option, unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

6.7 Withholding Requirements. Prior to the delivery of any Shares pursuant to an Option, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any taxes required to be withheld with respect to such Option or its exercise, including (but not way of limitation) income taxes and payroll taxes of any taxing authority whose laws or rules are applicable to the Participant.

SECTION 7

AMENDMENT, TERMINATION, AND DURATION

7.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Option theretofore granted to such Participant. No Option may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan. This amended and restated Plan is effective as of the date specified herein, and subject to Section 7.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law. The granting of Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges, as may be required.

8.4 Governing Law. The Plan and all Option Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

8.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, The Gap, Inc., by its duly authorized officer, has executed this amended and restated Plan as of the date indicated below.

THE GAP, INC.

Dated: December 13, 2002	By:	/s/ ANNE B. GUST

Anne B. Gust Executive Vice President and Chief Administrative Officer